EXHIBIT 99


                         VIRGINIA COMMERCE BANCORP, INC.

                                  PRESS RELEASE
                             FOR IMMEDIATE RELEASE:

Contact:          Peter A. Converse, President and CEO
                  5350 Lee Highway
                  Arlington, VA 22207
                  Phone: (703) 534-0700
                  http://www.vcbonline.com
                  pconverse@vcbonline.com

             ANZILOTTI JOINS TEAM AS VCB APPROACHES $1 BILLION MARK

Arlington, VA - May 20, 2004 - Virginia Commerce Bancorp, Inc., parent holding company of Virginia Commerce Bank, is pleased to announce the appointment of Michael G. Anzilotti as President of the holding company. Mr. Anzilotti is a well-known and highly regarded senior banking executive who spent virtually his entire banking career with First Virginia Bank, most recently as President and CEO of its flagship northern Virginia operation. He is expected to play an important strategic, advisory and business development role utilizing his considerable banking experience, community ties and market clout.

"I am extremely excited about joining Virginia Commerce." says Anzilotti. " It is a first-class operation with a tremendous record of growth and profitability and a sound reputation for service excellence and community involvement. I look forward to joining the Virginia Commerce team and assisting the Board and management in continuing the Bank's strong record of growth and performance. First Virginia Bank was a great organization, and I see many similarities in terms of excellence in banking and commitment to the community."

Michael Anzilotti's career with First Virginia began when he joined the Bank in 1971 as a management trainee in the accounting department. He went on to serve as Senior Vice President and CFO, President of the Northern Virginia Operations Center, and Executive Vice President and Chief Administrative Officer before his ultimate role as President and CEO of First Virginia Bank in Northern Virginia.

Mr. Anzilotti's service to the community has a rich history as well. He is a member of the Board of Trustees and Treasurer of George Mason University Foundation, Inc. and was appointed to the Board of Visitors of Virginia Polytechnic Institute and State University. He also serves on the Boards of the Fairfax County School Superintendent's Business/Industry Advisory Council
(BIAC), the Virginia Business Higher Educational Council, the Northern Virginia Business Roundtable, and the Northern Virginia Transportation Alliance. He is chairman of the Virginia Business Council and the Coalition for Virginia's Future. He is past chairman of the Fairfax County Chamber of Commerce, Virginia State Chamber of Commerce, the Arts Council of Fairfax County, and past president of the Northern Virginia Community College Educational Foundation, Inc.

Peter A. Converse, CEO of the holding company, commented, "The Board and senior management of Virginia Commerce view Mike's addition to our team as a significant step toward our next level of success. He will play an important role in enhancing our reputation as the region's premier community bank. His stature as a successful local banker and involved community and civic leader is unparalleled."

Anzilotti will assume his new responsibilities on July 1, 2004. Peter Converse will continue to oversee the day-to-day operations of the Bank as President and CEO and will continue as CEO of Virginia Commerce Bancorp.

Headquartered in Arlington, Virginia Commerce Bank is a full-service community bank with over $950 million in assets. This year, VCB celebrates its 16th anniversary and is ranked at the top among all banks in the region for customer satisfaction. The Bank operates thirteen branches, two residential mortgage lending offices and an investment services office. For further information about VCB's many services and a map of convenient locations, visit the Web site at www.vcbonline.com.

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